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                                                                     Exhibit 5.1


                        [Sullivan & Cromwell Letterhead]



                                                May 3, 2000




The Goldman Sachs Group, Inc.,
      85 Broad Street,
         New York, New York 10004.

Dear Sirs:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of 40,000,000 shares (the "Securities") of common stock, par value $ 0.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (the "Company"), and 40,000,000 related stock purchase rights (the "Rights") issued pursuant to the Stockholder Protection Rights Agreement, dated as of April 5, 1999 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate and partnership records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Of the Securities, up to 30,236,022 shares (the "RLP Shares") of Common Stock were issued to former retired limited partners of the Company's predecessor, The Goldman Sachs Group, L.P. ("Group L.P."), and the remainder of the shares (the "Employee Shares") of Common Stock may be delivered to current and former employees of the Company pursuant to restricted stock units ("RSUs") granted under The Goldman Sachs 1999 Stock Incentive Plan (the "SIP").
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The Goldman Sachs Group, Inc.                                                -2-


Upon the basis of such examination, we advise you that, in our opinion:

                  (1) The RLP Shares have been validly issued and are fully paid and nonassessable.

                  (2) The Rights associated with the RLP Shares have been validly issued.

                  (3) The Employee Shares have been duly authorized and reserved for issuance upon delivery pursuant to the terms and conditions of the RSUs and the SIP and, when delivered pursuant to the terms and conditions of the RSUs and the SIP, will be validly issued, fully paid and nonassessable.

                  (4) When the Employee Shares are duly issued and delivered and the Rights associated with Employee Shares are duly issued in conformity with the Rights Agreement, the Rights associated with the Employee Shares will be validly issued.

                 In connection with our opinion set forth in paragraphs (2) and
(4) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We have relied as to certain matters on information obtained from public officials, officers of the Company and the general partner of Group L.P. and other sources believed by us to be responsible,
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The Goldman Sachs Group, Inc.                                                -3-

and we have assumed that the certificates for the Employee Shares will conform to the specimen of Common Stock examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, that at the time of delivery of each Employee Share all conditions to such delivery under the terms of the relevant RSU and the SIP shall have been satisfied or waived, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

                  We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and the Rights and to the reference to us under the heading "Validity of Common Stock" in the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                         Very truly yours,

                                                         /s/ SULLIVAN & CROMWELL